Exhibit 99.1

NEWS RELEASE

American Receives $5.3 Million From Sale
Of Non-Core Colorado Paradox Basin Acreage

DENVER, September 11, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) announced today that it has sold approximately 11,130 net acres, including its 75% working interest ownership in a well that was drilled in late 2007, but not yet completed, for proceeds of $5.3 million. There were no proved reserves or production associated with this property sale.

Pat O’Brien, CEO of American commented, “We are pleased to announce the sale of this peripheral project that we positioned into early last year. We had invested approximately $1.9 million in the project area which included our share of the cost to drill a well. Considering the scale and potential of our ongoing programs in the Fetter Field, Goliath Bakken and Krejci projects and our land acquisition activities in other new areas, we elected to monetize this early stage opportunity and plan to re-deploy the proceeds to our core focus areas.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400	303.449.1184
Denver, CO 80265